Exhibit 10.22

EXECUTION COPY

General Release

1.General Release of All Claims: In exchange for the Company’s payment and provision of the amounts and benefits described in Section 2(c) of your employment agreement with the J Crew Group, Inc. (the “Company”) dated May 30, 2017 (the “Employment Agreement”), as set forth on Schedule I hereto, you voluntarily, fully and unconditionally release and forever discharge the Company and its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, and their respective officers, directors, employees, agents and plan administrators, in their individual and corporate capacities (hereinafter collectively referred to as “Releasees”) from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever arising out of or related to your employment with the Company, or the termination of such employment, from the beginning of time up to and including the date on which you sign this Agreement, except as otherwise specifically stated in this Agreement.

Such claims, obligations, or liabilities include, but are not limited to: claims for compensation allegedly due or owing; claims sounding in contract or implied contract; claims for wrongful dismissal; claims sounding in tort; claims arising under common law, civil law, equity, or federal, state, or local statutes or ordinances, including but not limited to, the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act and/or the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the WARN Act; the Consolidated Omnibus Budget Reconciliation Act; the Family Medical Leave Act, as amended; the Genetic Information Nondiscrimination Act of 2008; state statutes governing the payment of wages, discrimination in the workplace, or any other statute or laws governing the employer-employee relationship, including but not limited to, the New York State Human Rights Law, the New York Labor Law, the New York State Constitution, the New York Civil Rights Law, the New York wage-hour laws, the New York City Human Rights Law; the Virginia Human Rights Act; the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Wage & Hour Act; any other claim pursuant to any other federal, state or local employment laws, statutes, standards or human rights legislation; or any claim for severance pay, notice, pay in lieu of notice, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney’s fees.  You acknowledge that this general release is not made in connection with any exit incentive or other employment termination program offered to a group or class of employees.

Notwithstanding the foregoing, nothing in this Agreement waives your right to (a) pursue a claim that cannot be released by private agreement, including, workers compensation claims, claims arising after the date on which you sign this Agreement, and your right to file administrative charges with certain government agencies; (b) challenge the Company’s failure to comply with its obligation in Paragraph 1 above; (c) your vested and accrued rights under Company qualified retirement, health, or welfare plans; and (d) any rights you may have to indemnification or the protection of directors’ and officers’ liability insurance.

2.No Claims Filed: You represent that you have not filed or permitted to be filed against the Releasees, individually or collectively, any lawsuits, actions or claims, and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to your employment and/or the termination of your employment).

You understand that nothing in this Agreement shall limit you from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission and/or any other federal, state or local agency.  However, by signing this Agreement, you hereby waive any and all rights to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

3.Waiver: By signing this Agreement, you acknowledge that:

(a)	You have received and carefully read this Agreement;
(b)	You fully understand all of the terms contained in this Agreement;
(c)	You are freely and voluntarily entering into this Agreement and knowingly releasing the Releasees in accordance with the terms contained in Paragraph 1 above;
(d)	Before signing this Agreement, you were advised of your right and had an opportunity to consult with an attorney of your choice;
(e)

In accordance with Paragraph 1 above, you hereby expressly waive, among other claims, any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C.  § 621 et seq.), which you have or may have against the Releasees;

(f)

The release of claims described in Paragraph 1, above, of this Agreement does not waive any rights or claims that you may have against the Company and/or the Releasees arising after the date on which this Agreement becomes effective;

(g)	You have received or shall receive something of value from the Company which you would not otherwise be entitled to receive;
(h)

Before signing this Agreement, you were given up to twenty-one (21) calendar days to consider its terms and, should you sign this Agreement without waiting the full 21 days, you attest that your decision in this regard is knowing and voluntary and not induced through fraud, coercion, misrepresentation or a threat to withdraw or alter the offer contained herein, and agree that any changes to this Agreement do not restart the running of the 21 day period;

(i)	The period of time until December 5, 2018, that you had to consider your rights and obligations under this Agreement was reasonable; and
(j)	For a period of seven (7) calendar days following the date on which you sign this Agreement, you may revoke this Agreement; and
(k)

This Agreement, absent its timely revocation, shall become binding on the Company and you on the eighth calendar day following the date on which you sign this Agreement.  The Company shall not be required to perform any of its obligations under this Agreement until after your time to revoke this Agreement has expired.

4.Return of Signed Agreement: You should return this signed Agreement to Maria F. DiLorenzo, Senior Vice President, General Counsel and Corporate Secretary, 770 Broadway, New York, NY 10003 by no later than December 5, 2018.

5.Company Release:  In consideration of your release provided herein, the Company, on behalf of itself and its subsidiaries, affiliates, predecessors, successors, and assigns (collectively, the “Company Releasors”), hereby voluntarily, fully and unconditionally releases and forever discharges you from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which the Company Releasors have or may have against you for or by reason of any cause, nature or thing whatsoever arising out of or related to your employment with the Company, or the termination of such employment, from the beginning of time up to and including the date on which the Company signs this Agreement, except with respect to such actions that are unknown to the members of the Office of the Chief Executive Officers.

6.Effective Date: You will not receive the benefits identified in Section 2(c) of the Employment Agreement until after the revocation period has expired and this Agreement becomes effective.  You have seven (7) days from the date that you sign this Agreement to change your mind.  Any revocation within this period must be (a) submitted in writing to the Company; (b) state “I hereby revoke my execution of the General Release”; and (c) be personally delivered to Maria F. DiLorenzo, Senior Vice President, General Counsel and Corporate Secretary, or mailed to her attention at J.  Crew, 770 Broadway, New York, NY 10003 within seven (7) days of the execution of this Agreement.

Very truly yours,

J.CREW GROUP, INC.

/s/ MARIA F. DI LORENZO

By Maria F. Di Lorenzo

[The remainder of this page is left intentionally blank.]

Received, Read, Understood and Agreed:

/s/ JAMES BRETT

James Brett

Dated: November 17, 2018

Schedule 1

Severance Benefits

            The Company will provide you with the following severance benefits, subject to the terms and conditions of the Employment Agreement:

•	The Company will pay you at the annual rate of $1,250,000 for a period of eighteen (18) months following your separation date (the “Severance Period”).
•

During the Severance Period, the Company will pay you a monthly amount that, after all applicable taxes are paid, is equivalent to your monthly COBRA premium for you, your spouse and your dependents, if applicable.

•	The Company will pay you $2,812,500 (which is equivalent to 1.5 times your target Annual Bonus for the 2018 fiscal year), payable in equal monthly installments over the Severance Period.
•

The Company will pay you, when bonuses are generally paid to employees of the Company, your Annual Bonus (if any) for the 2018 fiscal year that you actually would have been entitled to receive had your employment not been terminated (with any subjective goals being treated as achieved at target), multiplied by a fraction, the numerator of which was the number of days that you were employed during the 2018 fiscal year and the denominator of which is 365).  ($1,479,452.05, based on a separation date of November 17, 2018.)

•	The Company will pay you $750,000 (which is equivalent to the unpaid Third Installment of your signing bonus) as soon as reasonably practicable following your separation date.
•

The Company will credit you with an additional eighteen (18) months’ service credit with respect to management equity granted to you whose vesting is based solely on continued employment (i.e. time vesting).  (An aggregate of 845,214 shares, including previously vested RSUs, of the original grant will be vested at your separation date.)

•

In the event that the applicable performance conditions are satisfied or a Change of Control occurs, in either case within twelve (12) months following your separation date, your management equity that vests based on satisfaction of performance conditions shall then vest to the extent such management equity would have vested had you remained employed by the Company through the satisfaction of the applicable performance conditions or the date of the Change of Control, as applicable.